UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 2, 2007

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed, on February 14, 2007, Familymeds Group, Inc., a Nevada corporation (the “Company”), together with its subsidiaries, Familymeds, Inc. and Arrow Prescription Leasing Corp. (together with the Company, the “Sellers”) entered into a definitive Asset Purchase Agreement (the “Agreement”), with Walgreen Co., and Walgreen Eastern Co., Inc. (together, the “Buyers”). Under the terms of the Agreement, the Sellers are to sell to the Buyers a majority of the Company’s pharmacy assets (the “Assets”) for total estimated consideration of approximately $60 million in cash and assumption of certain real estate leases, subject to adjustment based on closing physical inventory counts. Up to $3,000,000 of the cash proceeds will be placed in escrow for up to one year to satisfy post-closing indemnification obligations of the Sellers, if any.

On March 30, 2007, the Company announced that its shareholders had voted to approve the sale of the Assets to Sellers. The shareholders also voted to approve and adopt a plan of complete liquidation and dissolution of the Company and the transactions contemplated thereby pursuant to which the Company will be dissolved and liquidated.

As previously disclosed, the sale to the Buyers will be completed on a staggered basis. On April 4, 2007, the Company received a portion of the purchase price and began the process of selling its pharmacy assets to Buyers pursuant to the Agreement. The closing of the sale of all of the assets to Buyers is expected to be completed by the end the second quarter of 2007.

Other than the Agreement, there is no material relationship between the Sellers, on the one hand, and the Buyers, on the other hand.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 2, 2007, Rakesh K. Sharma resigned as a director to the company. Dr. Sharma had served as a director and a member of the compensation committee of the board of directors since November 12, 2004. On March 21, 2007, the Compensation Committee met to consider the Company’s severance obligations to certain of its Directors and Officers and determined that it was necessary and appropriate to amend or modify each of those obligations in order to retain critical persons and assure that the sale to the Buyers and the plan of complete liquidation and dissolution are executed in a fashion calculated to maximize return to the Company’s shareholders. The Compensation Committee unanimously recommended to the board of directors a resolution adopting its recommendations and resolving that the obligations of the Company and (as applicable) its subsidiary Familymeds, Inc. as to each of Jugal K. Taneja, Edgardo A. Mercadante, James E. Searson, James A. Bologa, Allison D. Kiene, and James S. Beaumariage, shall be accelerated and payable as of the Walgreen closing date or such other date as agreed by and between the Company and the affected individual on such terms as the Chief Executive Officer or the Chairman of the Compensation Committee deems appropriate. Following his execution of these resolutions on April 2, 2007, Dr. Sharma resigned from the board of directors claiming that his resignation stemmed from his difference of opinion on the compensation matters to maximize shareholder value. A copy of Dr. Sharma’s letter pursuant to which he resigned is attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated April 5, 2007

99.2	Letter dated April 2, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC.

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chief Executive Officer, President and Chairman of the Board

Dated: April 5, 2007

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

99.1	Press Release dated April 5, 2007

99.2	Letter dated April 2, 2007